INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of the 1st day of October, 2009, between VANGUARD HORIZON FUNDS, a Delaware statutory trust (the "Trust"), and MARATHON ASSET MANAGEMENT LLP, a limited liability partnership incorporated under the laws of England and Wales (the "Advisor").

WITNESSETH

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as Vanguard Global Equity Fund (the "Fund"); and

WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as of October 1, 2004, which was amended on July 1, 2006 (collectively, the "Prior Agreement"); and

WHEREAS, the Trust desires to amend and restate the Prior Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund, which services shall be provided with effect from October 1, 2009, in accordance with this amended and restated investment advisory agreement (the "Agreement").

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1. **Appointment of Advisor.** The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Marathon Portfolio"). As of the date of this Agreement, the Marathon Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. **Duties of Advisor.** The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Marathon Portfolio; to continuously review, supervise, and administer an investment program for the Marathon Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's

prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3. **Securities Transactions.** The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Marathon Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission (the "SEC") or its staff, and other applicable law, the Advisor is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Advisor agrees to use its best efforts to comply with any directed brokerage or other brokerage arrangements that the Fund communicates to the Advisor in writing. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfolio transactions the Advisor has directed on behalf of the Marathon Portfolio as such officers or the Board may reasonably request.

4. **Compensation of Advisor.** For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee at the rate specified in Schedule A to this Agreement. The fee will be calculated based on annual percentage rates applied to the average daily net assets of the Marathon Portfolio and will be paid to the Advisor quarterly.

5. **Reports.** The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of the Advisor.

6. **Compliance.** The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor.

The Advisor is required under the rules of the Financial Services Authority (the "FSA Rules") to obtain consent from, and to provide disclosure to, prospective clients in relation to certain matters prescribed by the FSA Rules. As of the date of this Agreement, the Advisor has obtained such consents and made such disclosures by means of (i) a letter from the Advisor dated October 3, 2007 (as accepted by the Trust on October 22, 2007); (ii) the delivery of the Advisor's Form ADV Part II (dated January 2009) and Level 1 Disclosure – July 2009 edition; and (iii) the Complaints Procedures letter dated September 30, 2009 (as accepted by the Trust on September 30, 2009) (together, the "Relevant Documents"). The Advisor and the Trust agree that the consent and disclosure contained in the Relevant Documents shall continue to apply in respect of the provision of investment advisory services under this Agreement unless and until they are superseded by the provision of updated disclosure to the Trust. The Advisor undertakes to supply the Trust with further details of any of the relevant matters disclosed in the Advisor's Form ADV Part II or its Level 1 Disclosure (including without limitation the Advisor's "soft dollar" arrangements) upon request.

7. **Status of Advisor.** The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized (including pursuant to the authority granted in Sections 2 and 3 of this Agreement), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8. **Liability of Advisor.** Except for negligence or malfeasance, or violation of applicable law, the Advisor shall not be liable to the Fund or its shareholders with respect to any liabilities arising from its services hereunder in managing the Marathon Portfolio. However, no provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations in managing the Marathon Portfolio under this Agreement. For the avoidance of doubt, nothing in this Agreement shall exclude or restrict any duty or liability which the Advisor has to the Trust under the UK regulatory system, including arrangements for regulating the Advisor under the Financial Services and Markets Act, 2000, including the rules, codes, and guidance established by the FSA and any relevant directly applicable provisions of European Union law, except to the extent the same may lawfully be excluded or restricted.

9. **Limitations on Consultations**. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10. **Duration; Termination; Notices; Amendment.** This Agreement will become effective on the date first written above and will continue in effect for successive twelve-month periods, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:
Vanguard Global Equity Fund
P.O. Box 2600
Valley Forge, PA 19482
Attention: Chris McIsaac
Telephone: 610-669-8055
Facsimile: 610-503-5855

If to the Advisor, at:
Marathon Asset Management LLP
Orion House
5 Upper St. Martin's Lane
London WC2H 9EA
Attention: Wilson Phillips
Telephone: +44(0)20 7497 2211
Facsimile: +44(0)20 7497 2399

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12. Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Directors of the Trust, Vanguard), and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor, or (iii) for

information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Directors of the Trust, or Vanguard.

13. **Proxy Policy.** The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Marathon Portfolio.

14. **Governing Law.** All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory Agreement to be executed as of the date first set forth herein.

MARATHON ASSET MANAGEMENT LLP		VANGUARD HORIZON FUNDS	
[signature]	6 October 2009	[signature]	10/8/2009
Signature	Date	Signature	Date
NEIL OSTRER		F. William McNabb	
Print Name		Print Name	